Exhibit 99.02

Glu Reports Fourth Quarter and Year End 2010 Financial Results

  128% quarter over quarter freemium revenue growth
  18.0 million installs during fourth quarter of 2010
  12.1 million monthly active users “MAU” in December 2010

SAN FRANCISCO--(BUSINESS WIRE)--February 7, 2011--Glu Mobile Inc. (NASDAQ:GLUU), a leading global publisher of social games for smartphone and tablet devices, today announced preliminary financial results for its fourth quarter and year ended December 31, 2010.

“We are pleased with our solid fourth quarter results, reflecting the progress we are making with our freemium, social mobile games strategy,” stated Niccolo de Masi, Chief Executive Officer of Glu. “We reported strong growth across many of our key operating metrics, as non-GAAP smartphone revenues increased 38% sequentially to $3.4 million, non-GAAP freemium revenue, or revenue from micro-transactions, in-game advertising and offers, grew by 128% to $1.3 million and monthly active users were up 137% to 12.1 million. Looking forward, we believe that the combination of scale, global cross-platform reach, industry-leading expertise and improved capital structure will enable us to consolidate on our momentum. We anticipate launching approximately 20 to 25 new social, persistent titles this year on our Glu Games Network distribution platform and community.”

Fourth Quarter 2010 Financial Highlights:

  Revenue: Total GAAP revenue was $15.6 million for the fourth quarter of 2010 compared to $19.1 million in the fourth quarter of 2009. Total non-GAAP revenue was $15.5 million for the fourth quarter of 2010 compared to $19.4 million in the fourth quarter of 2009.
  GAAP Operating Loss: GAAP operating loss was $(5.1) million for the fourth quarter of 2010 compared to a $(6.7) million loss in the fourth quarter of 2009.
  Non-GAAP Operating Loss: Non-GAAP operating loss was $(1.3) million for the fourth quarter of 2010 compared to a loss of $(3.9) million during the fourth quarter of 2009. Non-GAAP operating loss excludes changes in deferred revenue and deferred royalty expense, stock-based compensation expense, amortization of intangible assets and restructuring charges.
  GAAP Loss and EPS: GAAP net loss was $(4.9) million for the fourth quarter of 2010 compared to a GAAP net loss of $(6.9) million for the fourth quarter of 2009 (which included a $5.5 million royalty impairment). GAAP EPS was a loss of $(0.11) for the fourth quarter of 2010, based on 44.6 million weighted-average basic shares outstanding, compared to a loss of $(0.23) for the fourth quarter of 2009, based on 30.3 million weighted-average basic shares outstanding.
  Non-GAAP Net Loss and EPS: Non-GAAP net loss was $(1.1) million for the fourth quarter of 2010 compared to $(3.9) million for the fourth quarter of 2009. Non-GAAP EPS loss was $(0.02) for the fourth quarter of 2010 based on 44.6 million weighted-average diluted shares outstanding, compared to a loss of $(0.13) for the fourth quarter of 2009 based on 30.3 million weighted-average diluted shares outstanding.
  Cash Flows Provided by/(Used in) Operations: Cash flows used in operations was $(0.3) million for the fourth quarter of 2010 compared to cash flows generated from operations of $0.2 million for the fourth quarter of 2009.

Selected Fourth Quarter 2010 Operating Highlights and Metrics:

  We launched five new freemium titles.
  We generated 18.0 million new installs with 12.1 million monthly active users (“MAU”).
  Our total GAAP smartphone revenues of $3.1 million grew 29% quarter over quarter and comprised 20% of total revenues.
  Our non-GAAP smartphone revenues of $3.4 million grew 38% from the prior quarter and were 22% of total non-GAAP revenues.
  Our non-GAAP freemium revenue (micro-transactions, in-game advertising and offers) grew 128% quarter over quarter to $1.3 million.

Recent Developments and Strategic Initiatives:

  We announced a strategic partnership with NVIDIA to develop games on Android devices showcasing the Tegra 2 chipset.
  We raised $15.9 million in net proceeds through an underwritten sale of our common stock.
  We announced the cross-platform launch of our social mobile gaming title Gun Bros on Facebook, hi5 and Wild Tangent.
  We announced that Gun Bros with Google in-app purchases will be available on the Google Android Marketplace in Q1 2011, with additional titles to also launch this quarter.
  We will soon be launching the Glu Games Network which will allow Glu to deepen engagement in our global social gaming community, as well as provide global distribution for third party content.
  We have established and are extending our Glu Partners development program.

Fiscal 2010 Financial Highlights:

  Revenue: Total GAAP revenue was $64.3 million for the year ended December 31, 2010 compared to $79.3 million for the year ended December 31, 2009. Total non-GAAP revenue was $64.3 million for the year ended December 31, 2010 compared to $79.5 million in the year ended December 31, 2009.
  GAAP Operating Loss: GAAP operating loss was $(11.4) million for the year ended December 31, 2010 compared to $(14.9) million for the year ended December 31, 2009.
  Non-GAAP Operating Loss: Non-GAAP operating loss was $(1.7) million for the year ended December 31, 2010 compared to $(1.9) million for the year ended December 31, 2009. Non-GAAP operating loss excludes changes in deferred revenue and deferred royalty expense, stock-based compensation expense, MIG earnout expense, amortization of intangible assets and restructuring charges.
  GAAP Loss and EPS: GAAP net loss was $(13.4) million for the year ended December 31, 2010 (which includes a $0.7 million royalty impairment), compared to a GAAP net loss of $(18.2) million for the year ended December 31, 2009 (which includes a $6.6 million royalty impairment). GAAP EPS was a loss of $(0.38) for the year ended December 31, 2010, based on 35.4 million weighted-average basic shares outstanding, compared to a loss of $(0.61) for the year ended December 31, 2009, based on 29.9 million weighted-average basic shares outstanding.
  Non-GAAP Net Loss and EPS: Non-GAAP net loss was $(3.0) million for the year ended December 31, 2010 compared to $(5.2) million for the year ended December 31, 2009. Non-GAAP EPS loss was $(0.08) for the year ended December 31, 2010, based on 35.4 million weighted-average basic shares outstanding, compared to a loss of $(0.18) for the year ended December 31, 2009, based on 29.9 million weighted-average basic shares outstanding.
  Cash Flows Provided by Operations: Cash flow income from operations was $2.2 million for the year ended December 31, 2010 compared to $1.1 million for the year ended December 31, 2009.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

“Our solid fourth quarter results highlight our ability to successfully execute our strategy as we leverage our capabilities in the rapidly expanding cross-platform social gaming market,” stated Eric R. Ludwig, Glu’s Chief Financial Officer. “With our recently completed financing, we are positioned to continue investing in new initiatives designed to help accelerate the growth of our Glu Games Network.”

Business Outlook as of February 7, 2011:

The following forward-looking statements reflect expectations as of February 7, 2011. Results may be materially different and are affected by many factors, such as: consumer demand for mobile entertainment and specifically Glu’s mobile products; consumer demand for mobile handsets, including smartphones and next-generation platforms; development delays on Glu's products; continued uncertainty in the global economic environment; competition in the industry; storefront featuring and premium deck placement; smartphone storefronts, carriers and other distributors maintaining their networks and provisioning systems to enable consumer purchases; changes in foreign exchange rates; Glu's effective tax rate and other factors detailed in this release and in Glu's SEC filings.

First Quarter Expectations – Quarter Ending March 31, 2011:

  GAAP revenue is expected to be between $13.7 million and $14.2 million and GAAP smartphone revenue is expected to be between $3.8 million and $4.2 million.
  Non-GAAP revenue is expected to be between $14.0 million and $14.5 million, a difference from GAAP revenue of $0.3 million due to the impact of the change in deferred revenue, and non-GAAP smartphone revenue is expected to be between $4.0 million and $4.4 million, a difference from GAAP smartphone revenue of $0.2 million due to the impact of the change in deferred revenue.
  GAAP operating loss is expected to be between $(5.1) million and $(5.5) million.
  Non-GAAP operating loss is expected to be between $(3.1) million and $(3.5) million.
  GAAP net loss is expected to be between $(5.5) million and $(5.8) million, or a net loss of $(0.11) per basic share.
  Non-GAAP net loss is expected to be between $(3.4) million and $(3.8) million, or a net loss of $(0.07) per basic share, which excludes $0.8 million for amortization of intangibles, approximately $0.4 million of anticipated stock-based compensation expense and approximately $0.6 million of anticipated restructuring charges primarily related to facility and headcount reductions in Russia and China.
  Weighted average common shares outstanding for the first quarter of 2011 are expected to be approximately 51.8 million basic and 56.5 million diluted.

Quarterly Conference Call

Glu will discuss its quarterly results via teleconference today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Please dial (877) 311-0653, or if outside the U.S., (702) 928-6877, with conference ID # 39868209, to access the conference call at least five minutes prior to the 1:30 p.m. Pacific Time start time. A live webcast and replay of the call and supplemental slides will also be available at http://www.glu.com/investors under the Investor Calendar and Webcasts menu. An audio replay will be available between 2:30 p.m. Pacific Time, February 7, 2011, and 8:59 p.m. Pacific Time, February 14, 2011, by calling (800) 642-1687, or (706) 645-9291, with conference ID # 39868209.

Use of Non-GAAP Financial Measures

To supplement Glu's unaudited condensed consolidated financial statements presented in accordance with GAAP, Glu uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Glu's results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by Glu include historical and estimated non-GAAP revenues, non-GAAP smartphone revenues, non-GAAP freemium revenues, non-GAAP operating loss, non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items from Glu's unaudited consolidated statements of operations:

  Change in deferred revenues and royalties;
  Amortization of intangible assets;
  Stock-based compensation expense;
  Restructuring charges;
  MIG earnout expenses; and
  Foreign currency exchange gains and losses primarily related to the revaluation of assets and liabilities.

Glu may consider whether other significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Glu believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Glu's performance by excluding certain items that may not be indicative of Glu's core business, operating results or future outlook. Glu's management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing Glu's operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of Glu's performance to prior periods.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including those regarding our "Business Outlook" ("First Quarter Expectations – Quarter Ending March 31, 2011"); our belief that the combination of scale, global cross-platform reach, industry-leading expertise and improved capital structure will enable us to consolidate on our momentum; our expected launch of 20 to 25 new social, persistent titles this year on our Glu Games Network distribution platform and community; our expectation that we will launch in the first quarter of 2011 games on the Google Android Marketplace with in-app purchasing capability; our expected launch of the Glu Games Network in the near future which will allow Glu to deepen engagement in our global social gaming community, as well as provide global distribution for third party content; our intention to extend the Glu Partners development program; and our belief that we are positioned to continue investing in new initiatives designed to help accelerate the growth of our Glu Games Network. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risks identified under "Business Outlook"; the risk that growth of smartphones and advanced networks does not grow as significantly as we anticipate or that we will be unable to capitalize on any such growth; the risk that we do not realize a sufficient return on our investment with respect to our efforts to develop persistent-state, freemium games for smartphones and advanced platforms, the risk that our development expenses for games for smartphones are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that the mobile games market, particularly with respect to social, persistent gaming, is smaller than anticipated; the risk that the slowdown in sales of feature phones in our traditional carrier-based business accelerates more rapidly than we anticipate; and other risks detailed under the caption "Risk Factors" in our Form 10-Q filed with the Securities and Exchange Commission on November 10, 2010 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

About Glu Mobile

Glu Mobile (NASDAQ:GLUU) is a leading global publisher of social games for smartphone and tablet devices. Glu's unique technology platform enables its titles to be accessible to a broad audience of consumers all over the world - supporting iOS, Android, Palm, Windows Phone 7 devices and beyond. Glu is focused on bringing the best in social, freemium, cross-platform mobile gaming experiences to the mass market. Founded in 2001, Glu is headquartered in San Francisco and has major offices in Brazil, China, Russia and the UK. Glu is focused on creating compelling original IP and also partners with leading entertainment brands including Activision, Atari, Caesar's and Fox. Consumers can find high-quality, fresh entertainment created exclusively for their mobile devices wherever they see the 'g' character logo or at www.glu.com. For live updates, please follow Glu via Twitter at www.twitter.com/glumobile or become a Glu fan at Facebook.com/glumobile.

GUN BROS, GLU, GLU MOBILE and the 'g' character logo are trademarks of Glu Mobile Inc.

In the financial tables below, Glu has provided a reconciliation of the most comparable GAAP financial measure to each of the historical non-GAAP financial measures used in this press release.

Glu Mobile Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	December 31,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents	$12,863	$10,510
Accounts receivable, net	10,660	16,030
Prepaid royalties	2,468	6,738
Prepaid expenses and other current assets	2,557	2,520
Total current assets	28,548	35,798

Property and equipment, net	2,134	3,344
Other long-term assets	574	929
Intangible assets, net	8,794	13,059
Goodwill	4,766	4,608
Total assets	$44,816	$57,738

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$5,666	$4,480
Accrued liabilities	939	817
Accrued compensation	4,414	1,829
Accrued royalties	7,234	12,604
Accrued restructuring	2,462	1,406
Deferred revenues	842	914
Current portion of long-term debt	2,288	16,379
Total current liabilities	23,845	38,429
Other long-term liabilities	7,086	7,616
Total liabilities	30,931	46,045

Common stock	4	3
Additional paid-in capital	203,464	188,078
Accumulated other comprehensive income	1,159	931
Accumulated deficit	(190,742)	(177,319)
Stockholders' equity	13,885	11,693
Total liabilities and stockholders' equity	$44,816	$57,738

Glu Mobile Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

Revenues	$15,636	$19,052	$64,345	$79,344

Cost of revenues:
Royalties	3,738	5,047	16,643	21,829
Impairment of prepaid royalties and guarantees	-	5,489	663	6,591
Amortization of intangible assets	983	1,412	4,226	7,092
Total cost of revenues	4,721	11,948	21,532	35,512
Gross profit	10,915	7,104	42,813	43,832

Operating expenses:
Research and development	6,432	6,268	25,180	25,975
Sales and marketing	4,040	3,188	12,140	14,402
General and administrative	3,136	3,895	13,108	16,271
Amortization of intangible assets	45	55	205	215
Restructuring charge	2,342	444	3,629	1,876
Total operating expenses	15,995	13,850	54,262	58,739

Loss from operations	(5,080)	(6,746)	(11,449)	(14,907)

Interest and other income/(expense), net:
Interest income	6	7	26	94
Interest expense	(62)	(268)	(601)	(1,276)
Other income/(expense), net	(104)	(216)	(690)	55
Interest and other expense, net	(160)	(477)	(1,265)	(1,127)

Loss before income taxes	(5,240)	(7,223)	(12,714)	(16,034)
Income tax provision	294	312	(709)	(2,160)
Net loss	$(4,946)	$(6,911)	$(13,423)	$(18,194)

Net loss per share - basic and diluted	$(0.11)	$(0.23)	$(0.38)	$(0.61)

Weighted average common shares outstanding - basic and diluted	44,579	30,329	35,439	29,853

Stock-based compensation expense included in:
Research and development	$96	$170	$480	$716
Sales and marketing	54	84	217	564
General and administrative	190	470	871	1,646
Total stock-based compensation expense	$340	$724	$1,568	$2,926

GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)
	Three Months Ended					Year Ended
	2009	2010				2009	2010
	December 31	March 31	June 30	September 30	December 31	December 31	December 31

GAAP revenues
Featurephone	$17,238	$15,106	$13,707	$13,090	$12,572	$74,999	$54,475
Smartphone	1,814	2,183	2,245	2,378	3,064	4,345	9,870
Total GAAP revenues	19,052	17,289	15,952	15,468	15,636	79,344	64,345

Change in deferred revenues
Featurephone	141	319	(61)	(214)	(467)	(165)	(423)
Smartphone	192	(64)	(17)	95	337	352	351
Total change in deferred revenues	333	255	(78)	(119)	(130)	187	(72)

Non-GAAP Revenues
Featurephone	17,379	15,425	13,646	12,876	12,105	74,834	54,052
Smartphone	2,006	2,119	2,228	2,473	3,401	4,697	10,221
Total non-GAAP Revenues	19,385	17,544	15,874	15,349	15,506	79,531	64,273

GAAP gross profit	7,104	11,370	10,003	10,525	10,915	43,832	42,813
Change in deferred revenues	333	255	(78)	(119)	(130)	187	(72)
Amortization of intangible assets	1,412	1,228	1,006	1,009	983	7,092	4,226
Change in deferred royalty expense	(161)	(100)	21	71	172	(158)	164
Non-GAAP gross profit	8,688	12,753	10,952	11,486	11,940	50,953	47,131

GAAP operating expense	13,850	14,094	12,463	11,710	15,995	58,739	54,262
Stock-based Compensation	(724)	(524)	(349)	(355)	(340)	(2,926)	(1,568)
MIG Earnout Expense	-	-	-	-	-	(875)	-
Amortization of intangible assets	(55)	(55)	(52)	(53)	(45)	(215)	(205)
Restructuring charge	(444)	(594)	(693)	-	(2,342)	(1,876)	(3,629)
Non-GAAP operating expense	12,627	12,921	11,369	11,302	13,268	52,847	48,860

GAAP operating income/(loss)	(6,746)	(2,724)	(2,460)	(1,185)	(5,080)	(14,907)	(11,449)
Change in deferred revenues	333	255	(78)	(119)	(130)	187	(72)
Non-GAAP cost of revenues adjustment	1,251	1,128	1,027	1,080	1,155	6,934	4,390
MIG Earnout Expense	-	-	-	-	-	875	-
Stock-based Compensation	724	524	349	355	340	2,926	1,568
Amortization of intangible assets	55	55	52	53	45	215	205
Restructuring charge	444	594	693	-	2,342	1,876	3,629
Non-GAAP operating income/(loss)	(3,939)	(168)	(417)	184	(1,328)	(1,894)	(1,729)

GAAP net loss	(6,911)	(3,656)	(3,218)	(1,603)	(4,946)	(18,194)	(13,423)
Change in deferred revenues	333	255	(78)	(119)	(130)	187	(72)
Non-GAAP cost of revenues adjustment	1,251	1,128	1,027	1,080	1,155	6,934	4,390
Non-GAAP operating expense adjustment	1,223	1,173	1,094	408	2,727	5,892	5,402
Foreign currency exchange loss/(gain)	215	332	429	(177)	115	(55)	699
Non-GAAP net loss	$(3,889)	$(768)	$(746)	$(411)	$(1,079)	$(5,236)	$(3,004)

Reconciliation of net loss and net loss per share:
GAAP net loss per share - basic and diluted	$(0.23)	$(0.12)	$(0.10)	$(0.04)	$(0.11)	$(0.61)	$(0.38)
Non-GAAP net loss per share - basic and diluted	$(0.13)	$(0.03)	$(0.02)	$(0.01)	$(0.02)	$(0.18)	$(0.08)
Shares used in computing basic and diluted net loss per share	30,329	30,458	30,676	36,042	44,579	29,853	35,439

Non-GAAP operating expense break-out:
GAAP research and development	$6,268	$6,661	$6,229	$5,858	$6,432	$25,975	$25,180
Stock-based Compensation	(170)	(164)	(116)	(104)	(96)	(716)	(480)
Non-GAAP research and development	6,098	6,497	6,113	5,754	6,336	25,259	24,700

GAAP sales and marketing	3,188	2,971	2,437	2,692	4,040	14,402	12,140
MIG Earnout Expense	-	-	-	-	-	(875)	-
Stock-based Compensation	(84)	(73)	(40)	(50)	(54)	(564)	(217)
Non-GAAP sales and marketing	3,104	2,898	2,397	2,642	3,986	12,963	11,923

GAAP general & administrative	3,895	3,813	3,052	3,107	3,136	16,271	13,108
Stock-based Compensation	(470)	(287)	(193)	(201)	(190)	(1,646)	(871)
Non-GAAP general and administrative	$3,425	$3,526	$2,859	$2,906	$2,946	$14,625	$12,237

In addition to the reasons stated above, which are generally applicable to each of the items Glu excludes from its non-GAAP financial measures, Glu believes it is appropriate to exclude certain items for the following reasons:

Change in Deferred Revenue and Royalties. At the date we sell certain premium games and micro-transactions, Glu has an obligation to provide additional services and incremental unspecified digital content in the future without an additional fee. In these cases, we account for the sale of the software product as a multiple element arrangement and recognize the revenue and any associated royalty expense on a straight-line basis over the estimated life of the user. Internally, Glu’s management excludes the impact of the changes in deferred revenue and royalties related to its premium and freemium games in its non-GAAP financial measures when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Glu believes that excluding the impact of the changes in deferred revenue and royalties from its operating results is important to facilitate comparisons to prior periods during which Glu did not delay the recognition of significant amounts of revenue related to its games and to understand Glu’s operations.

Amortization of Intangible Assets. When analyzing the operating performance of an acquired entity, Glu's management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired in-process technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Glu's management excludes the GAAP impact of acquired intangible assets to its financial results. Glu believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

In addition, in accordance with GAAP, Glu generally recognizes expenses for internally-developed intangible assets as they are incurred until technological feasibility is reached, notwithstanding the potential future benefit such assets may provide. Unlike internally-developed intangible assets, however, and also in accordance with GAAP, Glu generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired (other than goodwill, which is not amortized, and acquired in-process technology, which is expensed immediately, as required under GAAP). As a result of their GAAP treatment, there is an inherent lack of comparability between the financial performance of internally-developed intangible assets and acquired intangible assets. Accordingly, Glu believes it is useful to provide, as a supplement to its GAAP operating results, a non-GAAP financial measure that excludes the amortization of acquired intangibles.

Stock-Based Compensation Expense. Glu adopted ASC 718, "Compensation – Stock Compensation" beginning in its fiscal year ended December 31, 2006. When evaluating the performance of its consolidated results, Glu does not consider stock-based compensation charges. Likewise, Glu's management team excludes stock-based compensation expense from its short and long-term operating plans. In contrast, Glu's management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Glu places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

Glu believes it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business. In addition, given Glu's adoption of ASC 718 beginning with its fiscal year ended December 31, 2006, Glu believes that a non-GAAP financial measure that excludes stock-based compensation will facilitate the comparison of its year-over-year results.

Restructuring Charges. Glu undertook restructuring activities in 2009, and recorded (1) a non-cash restructuring charge due to a change in the sublease probability assumptions for the portion of its corporate headquarters that were vacated in 2008 and the costs to exit a portion of its EMEA headquarters, (2) a restructuring charge related to termination benefits to be paid pursuant to the transition agreement with Glu’s former Chief Executive Officer and (3) cash restructuring charges due to the termination of certain employees in Glu’s US and EMEA offices. In the first, second and fourth quarters of 2010, Glu recorded restructuring charges related to the termination of certain employees in its China, United States and European offices. Glu recorded the severance costs as an operating expense when it communicated the benefit arrangement to the employee and no significant future services, other than a minimum retention period, were required of the employee to earn the termination benefits. Additionally, in the fourth quarter of 2010, Glu recorded facility-related restructuring charges resulting from the relocation of its corporate headquarters to San Francisco. Glu believes that these restructuring charges do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

MIG Earnout Expenses. As part of the acquisition of MIG, Glu committed to pay additional consideration in the form of cash and stock to the MIG shareholders and bonus payments in the form of stock to two officers of MIG, who were also MIG shareholders. Glu initially recorded the estimated contingent consideration and bonuses earned by the two officers as stock-based and non-equity compensation over the two-year vesting period ending December 31, 2009, and has excluded from its non-GAAP financial measures the impact of the non-equity component of the additional consideration. In the quarter ended December 31, 2008, Glu restructured these payments into debt obligations that became due at various times through December 31, 2010. Glu believes that these earnout expenses affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Foreign currency exchange gains and losses. Foreign currency exchange gains and losses represent the net gain or loss that Glu has recorded for the impact of currency exchange rate movements on cash and other assets and liabilities denominated in foreign currencies related to the revaluation of assets and liabilities. Accordingly, foreign currency exchange gains and losses are generally unpredictable and can cause Glu’s reported results to vary significantly. Due to the unusual magnitude of these gains and losses, and the fact that Glu has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods, Glu began, with the quarter ended December 31, 2008, to present non-GAAP net loss and net loss per share excluding foreign exchange gains and losses for comparability purposes. Glu believes that these gains and losses do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these items, enabling investors to compare Glu’s core operating results in different periods without this variability. Foreign exchange gains/(losses) recognized during 2009 and 2010 were as follows (in thousands):

March 31, 2009	(461)
June 30, 2009	759
September 30, 2009	(28)
December 31, 2009	(215)
FY 2009	55

March 31, 2010	(332)
June 30, 2010	(429)
September 30, 2010	177
December 31, 2010	(115)
FY 2010	(699)

CONTACT:
Media:
Glu Mobile Inc.
Mike Breslin, 415-630-0650
press@glu.com
or
Investor Relations:
ICR
Seth Potter, 646-277-1230
ir@glu.com